EXHIBIT 3.3

ARTICLES AND CERTIFICATE OF MERGER
OF
HHH ENTERTAINMENT, INC.,
a Nevada corporation
AND
SAVAGE MOUNTAIN SPORTS CORPORATION,
a Delaware corporation

The undersigned officers of HHH Entertainment, Inc., a Nevada corporation, as the disappearing corporation, and of Savage Mountain Sports Corporation, a Delaware corporation, as the surviving corporation, pursuant to an Agreement and Plan of Merger, do submit these Articles and Certificate of Merger pursuant to the provisions of Nevada Revised Statutes 92A and Delaware Corporation Law Section 252.

Article I.    Constituent Corporations

The name and place of organization and governing law of each constituent corporation is:

A.    HHH Entertainment, Inc., the Disappearing Corporation, is a corporation incorporated under and governed by the laws of the State of Nevada.

B.    Savage Mountain Sports Corporation, the Surviving Corporation, is a corporation incorporated under and governed by the laws of the State of Delaware.

Article II.     Adoption and Approval of the Agreement and Plan of Merger

The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Nevada Revised Statutes 92A and Delaware Corporation Law Section 252. Without limiting the foregoing:

A.    The respective Boards of Directors of the Surviving Corporation and its Disappearing Corporation have adopted the Agreement and Plan of Merger.

B.    The Agreement and Plan of Merger was approved by the unanimous consent of the owners of Savage Mountain Sports Corporation.

C.    The Agreement and Plan of Merger was approved by the affirmative vote of 22,949,045 shares (98. 76%) of the 23,237,045 shares entitled to vote on the Agreement and Plan of Merger by the owners of HHH Entertainment, Inc.

Article III.    Name and Certificate of Incorporation of the Surviving Corporation

The name of the Surviving Corporation shall remain Savage Mountain Sports Corporation. The Certificate of Incorporation of the Surviving Corporation shall not be amended by this Articles and Certificate of Merger or by the Agreement and Plan of Merger.

Article IV.    Authorized Capital Stock

The authorized capital stock of the Disappearing Corporation consists of 100,000,000 shares of Common Stock, $.001 par value per share.

The authorized capital stock of the Surviving Corporation consists of 100,000,000 shares of Common Stock, $.001 par value per share.

Article V.    Agreement and Plan of Merger

The complete, executed Agreement and Plan of Merger is on file at the Surviving corporation's principal place of business, which is 6701 Center Drive West, Suite 700, Los Angeles, California 90045-1535.

A copy of the Agreement and Plan of Merger shall be furnished, on request and without cost, to any stockholder of a corporation which is a party to the merger.

Article VI.    Effective Date of Merger

The Merger of the Disappearing Corporation into the Surviving Corporation shall take effect upon the filing of this Articles and Certificate of Merger.

IN WITNESS WHEREOF, the undersigned have duly executed this Articles and Certificate of Merger as of the 3rd day of April, 2000.

Savage Mountain Sports Corporation,
a Delaware corporation

By:	/s/ James C. Katzaroff
James C. Katzaroff, President

By:	/s/ John Baumann
John Baumann, Secretary

HHH Entertainment, Inc.,
a Nevada corporation

By:	/s/ James C. Katzaroff
James C. Katzaroff, President

By:	/s/ John Baumann
John Baumann, Secretary